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May 3, 2010

VIA EDGAR

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-4644
Attention: Division of Investment Management

Re: Union Security Insurance Company ("Registrant")
    Registration Statement on Form S-1 ("Registration Statement")

Commissioners:

Pursuant to Rule 461 under the Securities Act of 1933, the Registrant hereby requests that the above referenced Registration Statement electronically filed via Edgar on Form S-1 be accelerated and declared effective on May 3, 2010, or as soon thereafter as is reasonably practicable.

UNION SECURITY INSURANCE COMPANY

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
By:    John S. Roberts*                     *By:   /s/ Richard J. Wirth
       -----------------------------------         -----------------------------------
       John S. Roberts, President and              Richard J. Wirth
       Chief Executive Officer, Director           Attorney-in-fact
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WOODBURY FINANCIAL SERVICES, INC.

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
By:    /s/ Brian D. Murphy
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       Brian D. Murphy,
       President and Chief Executive Officer
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